March 16, 2015

Advanced Voice Recognition Systems, Inc.

7659 E. Wood Drive

Scottsdale, AZ  85260

RE:      Patent Monetization Services

Dear Walter:

This letter (the “Agreement”) will confirm the retention of Adapt IP Ventures, LLC (“Adapt IP”) by Advanced Voice Recognition Systems, Inc. (“Client”), on an exclusive basis, to provide independent professional services in connection with the potential sale or licensing of Client’s Patents (“the Patents”) as specified in Exhibit A. The term of this Agreement will be for sixty (60) days from the date of this letter (“term”) Adapt IP and Client will evaluate the term on this contract every thirty (30) days to determine if they mutually want to extend the Term, if so each party will indicate this extension in a separate writing.

1.      SCOPE OF ENGAGEMENT SERVICES

In particular, Adapt IP will, using reasonable and diligent efforts: (1) assist Client in identifying companies that might be interested in acquiring and/or licensing the Patents including law firms and patent investment firms (“Entity(ies)”), (2) attempt to negotiate financial terms and conditions for the acquisition and/or licensing of the Patents with such Entity(ies) pursuant to terms established by Client, and (3) at the request of Client, assist Client in connection with collection of compensation from such Entity(ies).  For purposes of this engagement, Entity(ies) includes any company, party, or individual that Adapt IP has: (1) held discussions with regarding the Patents, and/or (2) sent information to regarding the Patents. Adapt IP will provide Client with a list of Entity(ies) as well as periodic status updates of communication with Entity(ies). Adapt IP will keep Client notified of responses from Entity(ies) and will involve Client in the education and negotiation process.

2.      CONFIDENTIALITY OF PROPRIETARY AND SENSITIVE INFORMATION

Adapt IP acknowledges that all materials disclosed to it by Client, and the work it performs for Client hereunder, are Confidential to Client in accordance the NDA signed    and proprietary to Client, and Adapt IP will abide by all further reasonable restrictions, in writing, placed on it by Client, , on the dissemination of such materials and work.  All employees and contractors of Adapt IP have signed a comparable NDA  containing similar obligations to protect the confidentiality of such Confidential material and Adapt IP will provide Client with copies of these signed NDAs outside contractors or other Entity(ies).  Any and all studies, reports, surveys of data, client information packages or other information prepared by Adapt IP in connection with its work for Client in connection with this Agreement shall be Confidential and the property of Client.

3.      FEE AND BILLING ARRANGEMENTS

Commission.  In connection with the services provided under this Agreement, Client shall pay Adapt IP a commission of fifteen percent (15%) Net Consideration received (whether in cash or forms other than cash) by Client from an Entity(ies) (“Success Fee Commission”) based upon efforts of Adapt IP during the term of this agreement or extensions thereof.

In the event that that Patents are subject to patent litigation or licensing efforts, Success Fee Commission shall be paid based off of Net Consideration received by Client as defined below.

“Gross Consideration” means the gross amount of any consideration collected by or made available to the Company in connection with the Patents, including without limitation, any licensing fee, litigation settlement fee, payment of damages or other remedies, sale or other transaction payment, and any other consideration, assets and proceeds payable to the Client by potential licensee (“Potential Licensee”).

“Costs” are expenses incurred by Entity(ies) related to the licensing and enforcement of Patent and can include court filing fees, travel, meals, copy/document services, research fees, expert witnesses, etc.

“Litigation Counsel Fee” are fees and expenses of litigation counsel (“Litigation Counsel”) engaged on a contingency or other basis of the Gross Consideration or guaranteed payments, and

“Net Consideration” is the Gross Consideration less the sum of any Advanced Costs and the Litigation Counsel Fee (as defined below).

Example Distribution of Consideration from the IP Rights: As consideration for Adapt IP to enter into this Agreement and to provide the Services, the Company shall, with respect to Gross Consideration that is generated during the term of this Agreement, make payments in the anticipated following order:

    First, repayment of Advanced Costs to Entity(ies);

    Second, fees and expenses of Litigation Counsel.

    Third, all remaining portion of Gross Consideration will be available to Client. Adapt IP Success Fee Commission will be paid from Net Consideration.

For avoidance of doubt, Adapt IP agrees not to accept any compensation for monetizing the Patents other than as expressly provided in this Agreement.

(A)             Payment Terms.  The Success Fee Commission shall be due and payable by wire transfer to Adapt IP within seven (7) days upon Client’s receipt of compensation from an Entity(ies).  If compensation is received by Client in multiple portions over time, whether as a deferred payment, license fee, royalty or otherwise, then Client will pay a commission to Adapt IP within seven (7) days of receipt of each portion of the compensation, with each portion of compensation being cumulative for purposes of calculating Adapt IP’s Success Fee Commission.

(B)             Expenses.  Adapt IP agrees to pay for out-of-pocket expenses incurred at cost in connection with this engagement, including ordering patent file histories, FedEx charges, postage, conference call and long distance charges, reasonable travel, photocopies, etc.

4.      CLIENT OBLIGATIONS

(A)             Client has or will notify Adapt IP about prior efforts to monetize the patents, including prior discussions with law firms and other IP monetization companies.  Client agrees that it will notify Adapt IP of any communications between itself and other law firms such that Adapt IP can work with those firms on behalf of Client.

(B)              Client will provide reasonable support to Adapt IP as Adapt IP carries out its efforts on Client’s behalf under this Agreement. This support includes, among other things, providing the information and files listed in Exhibit A and providing technical support to assist in evaluating products and markets for which the Patents may be relevant.

(C)              Client has the sole and exclusive right to make all final decisions as to transactions regarding the Patents and expenses incurred in the process of the disposition of the Patents. Adapt IP has no authority to bind Client in any way without Client’s express prior consent.

(D)             Client will timely forward to Adapt IP contact and other relevant background information for any party that prior to the Term had communicated, or during the Term does communicate with Client regarding any disposition of any of the Patents. Client will ensure that, during the Term, Adapt IP participates in any communication between Client and any such party.

(E)              Client will take all actions reasonably necessary to (i) maintain the Patents in force; and (ii) avoid diminishing the value of the Patents, including without limitation avoiding granting licenses to or encumbrances on the Patents.

(F)               Client will pay all its expenses involved in the disposition of the Patents including its attorney’s fees, fees agreed to between Client and any parties acquiring an interest in the Patents, costs associated with the transfer of the patent files, patent maintenance fees, and other expenses involved in the disposition of the Patents, such as travel expenses and/or attorney fees incurred in the negotiation of disposition.

5.      No Third Party Beneficiaries.

This Agreement is entered into for the sole benefit of Adapt IP and Client and no other parties are intended to be direct or incidental beneficiaries of this Agreement and no third party shall have any right in, under or to this Agreement.

6.      No Legal Services.

Client understands and acknowledges that Adapt IP is not a law firm, it does not and will not perform legal services for Client, and its services should not be used as a substitute for, a replacement of or relied upon as the work of lawyers or a law firm. Client understands that some intellectual property related services may require Adapt IP or its contractors to review patents and other documents in order to render Adapt IP’s services, but Adapt IP will not be doing that review as lawyers or providing legal advice or opinions. Adapt IP will, at Client’s request and direction, work with lawyers the Client designates.

7.      TERMINATION

(A)             Mutual Termination.  Both Client and Adapt IP jointly agree to evaluate the go-forward status and success of the services provided under this Agreement at any time deemed necessary, and to the extent mutually agreed, the parties may, in writing, modify the terms of this Agreement or agree to terminate this Agreement (“Mutual Termination”).  In the event of a Mutual Termination, Adapt IP will be entitled to payment of Success Fee Commissions on compensation that has been received by Client from any Entity(ies) prior to the date of Mutual Termination plus future Success Fee Commissions, if applicable, related to agreements executed with any Entity(ies) prior to such termination. Also, for twelve (12) months after the date of Mutual Termination, if any Entity(ies) introduced by Adapt IP and an agreement was proposed by acquirer, licensee and/or licensing partner and that agreement had not been made prior to Mutual Termination, Adapt IP will be entitled to payment of Success Fee Commissions that would have been due if this Agreement had still been in effect.

(B)              Client Unilateral Termination.  Client may terminate this Agreement upon thirty (30) days written notice to Adapt IP via email, facsimile, or regular mail at the address set forth above or such other address Adapt IP may designate (“Client Unilateral Termination”).  In the event of a Client Unilateral Termination, Adapt IP will be entitled to payment of Success Fee Commissions on compensation that has been received by Client from any Entity(ies) prior to the date of Client Unilateral Termination plus future Success Fee Commissions, if applicable, related to agreements executed with any Entity(ies) prior to such termination.  Also, for twelve (12) months after the date of Client Unilateral Termination, if any Entity(ies) introduced by Adapt IP and an agreement was proposed by acquirer, licensee and/or licensing partner and that Entity(ies) becomes an acquirer, licensee and/or licensing partner of the Patents, Adapt IP will be entitled to payment of Success Fee Commissions that would have been due if this Agreement had still been in effect.

(C)             Adapt IP Termination.  Adapt IP may terminate this Agreement at any time upon thirty (30) days written notice to Client via email, facsimile, or regular mail at the address set forth above (“Adapt IP Termination”).  In the event of an Adapt IP Termination, Adapt IP will be entitled to payment of Success Fee Commissions on compensation that has been received or is to be received by Client from any Entity(ies) prior to the date of Adapt IP Termination plus future Success Fee Commissions, if applicable, related to agreements executed with any Entity(ies) prior to such termination.

(D)             Bona Fide Offer.  Notwithstanding the foregoing, if Client has received a bona fide offer from an Entity(ies) prior to the date of termination (any of the above-referenced termination types) and a transaction is completed on substantially similar terms with such Entity(ies) in the future after such termination, Adapt IP will be entitled to payment of future Success Fee Commissions on compensation received by Client from such Entity(ies).

(E)              Termination for Cause.  If Client believes Adapt IP has failed to perform a material obligation under this Agreement that is so fundamental that the failure defeats the essential purposes of this Agreement, then Client may provide written notice to Adapt IP describing the alleged breach in reasonable detail.  If Adapt IP does not, within thirty (30) days after receiving such written notice, either: (1) cure the breach, or (2) if the breach is not one that can reasonably be cured within thirty (30) days, develop a plan as mutually agreed to in good faith by both parties to cure the breach and diligently proceed according to the plan until the breach has been cured, then Client may terminate this Agreement (“Termination for Cause”).  In the event of a Termination for Cause, Adapt IP shall not be entitled to any future Success Fee Commissions related to agreements executed with any Entity(ies) prior to the date of such Termination for Cause.  Adapt IP will only be entitled to payment of Success Fee Commissions on compensation that has been received by Client from any Entity(ies) prior to the date of such termination.

8.      CONDITIONS AND LIMITATIONS

(A)             No Guarantees.  The parties acknowledge that Adapt IP has not guaranteed that any Entity(ies) will enter into an agreement with Client or that any transaction will ultimately occur, and that Adapt IP has not advised Client with respect to the validity of any of its patents, trademarks, or other intellectual property nor is Adapt IP expected to opine on infringement by any Entity(ies) or other party(ies).  The parties also acknowledge that Client has not made any guarantees with respect to the validity or enforceability of any of its patents.

(B)              Limitation of Liability.  Except for breach of the confidentiality and indemnification obligations contained in this Agreement, the parties agree that the total liability of each party, its officers, directors, principals, employees, agents, and subcontractors, for all claims of any kind arising out of this Agreement shall not exceed the fees paid by Client to Adapt IP up to the date such claim arose.  In no event shall either party be liable for any indirect, incidental, special, consequential, punitive, or exemplary damages, regardless of the theory of liability, even if A party has been advised of the possibility of such damages.  THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT OF THIS AGREEMENT.  Neither party shall be liable for any loss nor for the destruction of any valuable documents provided to the other party and each party shall be responsible for insuring its own such documents against loss or destruction.  Client agrees to defend, indemnify and hold harmless Adapt IP for any third-party claims which may arise from Adapt IP’s provisions of services under this Agreement.

(C)              Governing Law and Venue.  This Agreement and all matters arising out of or relating to this Agreement will be governed by the laws of the State of Colorado in the United States of America, without reference to its choice of law principles to the contrary.  The parties submit to the exclusive jurisdiction and venue of the courts of the State of Colorado in the United States of America.

9.      CONCLUSION

If you wish to engage us to provide the services specified in this Agreement, please sign in the space below and return a copy of this letter to us via regular mail or email (pdf version) at your earliest convenience.

We look forward to providing our services in connection with this matter.  If you have any questions, please do not hesitate to call me at (828) 737-1601.

Very truly yours, Adapt IP Ventures, LLC By: Grant E. Moss President	AGREED TO AND ACCEPTED: _______________ By: Date: ________________

Exhibit A – Patent Portfolio

U.S. Patent No. 5,960,447

U.S. Patent No. 7,558,730

U.S. Patent No. 7,949,534

U.S. Patent No. 8,131,557

U.S. Patent No. 8,498,871

U.S. Patent App. No. 13/928,381

U.S. Patent App. No. 13/928,383